UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE PANTRY, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PANTRY, INC. 1801 Douglas Drive P.O. Box 1410 Sanford, North Carolina 27330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 27, 2008

          You are cordially invited to attend the Annual Meeting of Stockholders of The Pantry, Inc., which will be held on Thursday, March 27, 2008 at 10:00 a.m. Eastern Time, at the Embassy Suites Hotel and Conference Center, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, for the following purposes:

•	To elect ten nominees to serve as directors each for a term of one year or until his or her successor is duly elected and qualified;

•	To ratify the appointment of Deloitte & Touche LLP as our and our subsidiaries’ independent public accountants for the fiscal year ending September 25, 2008; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

          Stockholders of record at the close of business on January 31, 2008, are entitled to notice of, and to vote at, the annual meeting and any and all adjournments or postponements thereof.

          Pursuant to new rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about February 15, 2008, our Board of Directors expects to mail our stockholders either (i) a copy of our Proxy Statement, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet.

          Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained in the proxy card or Notice that you receive. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

By Order of the Board of Directors
/s/ Frank G. Paci
Frank G. Paci
Senior Vice President, Finance, Chief Financial Officer and Secretary

Sanford, North Carolina
February 12, 2008

THE PANTRY, INC.

1801 Douglas Drive
P.O. Box 1410
Sanford, North Carolina 27330

PROXY STATEMENT

ANNUAL MEETING

General Information

          Our annual meeting will be held on Thursday, March 27, 2008, at 10:00 a.m. Eastern Time, at the Embassy Suites Hotel and Conference Center, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. Directions to the Embassy Suites are contained at the end of this Proxy Statement.

          Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about February 15, 2008, our Board of Directors (the “Board”) expects to mail our stockholders either (i) a copy of this Proxy Statement, including the Notice of Annual Meeting attached hereto, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), each in connection with the solicitation of proxies by our Board for use at the March 27, 2008 annual meeting and any adjournments or postponements thereof. On the date of mailing, we will make our Proxy Statement, including the Notice of Annual Meeting attached hereto, and Annual Report publicly available at www.InvestorEconnect.com.

          If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Stockholders who would like to vote by telephone should follow the instructions set forth below under “How You Can Vote.”

Purposes of Annual Meeting

          The principal purposes of the annual meeting are to:

•	elect ten nominees to serve as directors each for a term of one year or until his or her successor is duly elected and qualified;

•	ratify the action of the Audit Committee in appointing Deloitte & Touche LLP as our and our subsidiaries’ independent public accountants for the 2008 fiscal year; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

          Our Board knows of no other matters other than those stated above to be brought before the annual meeting. Under our Bylaws, any stockholder desiring to present a proposal for consideration at the annual meeting, including any director nomination, was required to give written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the annual meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the SEC no proxy may be voted for more than ten nominees.

VOTING PROCEDURES

Information About Votes Necessary for Action to Be Taken

          Pursuant to our Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the annual meeting will be necessary and sufficient to constitute a quorum for the transaction of business. Once a quorum is established at the annual meeting, the vote required to approve each proposal is set forth below:

•	Proposal 1: “Election of Directors”	a plurality of the votes cast at the annual meeting and entitled to vote thereon

•	Proposal 2: “Ratification of Appointment of Independent Public Accountants”; and any other matter to properly come before the annual meeting	the affirmative vote of the holders of a majority in voting power of the shares of our stock that are present in person or by proxy and entitled to vote

          “Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the annual meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees receive the highest number of votes.

          Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. Because abstentions with respect to any matter are treated as shares present in person or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions will have the same effect as negative votes for Proposal 2.

Record Date and Persons Entitled to Vote

          Our Board has fixed the close of business on January 31, 2008, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and all adjournments or postponements thereof. As of the close of business on January 23, 2008, there were 22,196,949 shares of our common stock outstanding. On all matters to come before the annual meeting, each holder of common stock will be entitled to vote at the annual meeting and will be entitled to one vote for each share owned.

How You Can Vote

          You may vote shares by proxy or in person using one of the following methods:

•

Voting by Telephone. You can vote using the directions on your proxy card or by calling 1 (800) 690-6903. The deadline for voting by telephone is Wednesday, March 26, 2008, at 11:59 p.m. Eastern Time. If you received a proxy card and you vote by telephone, you need not return your proxy card.

•

Voting by Internet. You can vote over the Internet using the directions on your proxy card or Notice by accessing the website address printed on the card or Notice, as applicable. The deadline for voting over the Internet is Wednesday, March 26, 2008, at 11:59 p.m. Eastern Time. If you a received a proxy card and vote over the Internet, you need not return your proxy card.

•

Voting by Proxy Card. If you received your proxy materials by mail, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, March 26, 2008.

•

Voting in Person. You can vote in person at the annual meeting if you are the holder of record of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the holder of record. If a bank, broker, custodian or other holder of record holds your shares, to vote in person at the annual meeting you must present a letter or other proxy appointment, signed on behalf of the holder of record, granting you authority to vote the shares.

How You Can Vote Shares Held by a Broker or Other Holder of Record

          If your shares are held in the name of a bank, broker, custodian or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact the holder of record to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Your Proxy Will Be Voted

          If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of Deloitte & Touche LLP as our and our subsidiaries’ independent public accountants for our fiscal year which ends September 25, 2008 (“fiscal 2008”). If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying “Notice of Annual Meeting of Stockholders” and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine with respect to such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	attending the annual meeting and voting in person;

•	delivering a written revocation to our Secretary;

•	timely submitting another signed proxy card bearing a later date; or

•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information, as of January 23, 2008, regarding shares of our common stock owned of record or known to us to be beneficially owned by:

•	each of our directors;

•	our chief executive officer, our chief financial officer and each of our other named executive officers (as defined below);

•	all those known by us to beneficially own more than 5% of our outstanding common stock; and

•	all of our executive officers and directors as a group.

          Except as otherwise indicated:

•

the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable; and

•	the address of each of the stockholders listed in this table is as follows: c/o The Pantry, Inc., P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27330.

          The percentages shown below have been calculated based on 22,196,949 total shares of our common stock, $.01 par value, outstanding as of January 23, 2008.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class

FMR LLC(2)	2,392,491	10.8%
OppenheimerFunds, Inc.(3)	2,374,922	10.7%
T. Rowe Price Associates, Inc.(4)	1,778,500	8.0%
Hayground Cove Asset Management LLC(5)	1,522,835	6.9%
Mellon Financial Corporation(6)	1,213,059	5.5%
Mr. Steven Cohen, SAC Capital Advisors, SAC Capital Management and Sigma(7)	1,205,578	5.4%
Peter J. Sodini(8)	142,500	*
Frank G. Paci	2,000	*
Steven J. Ferreira(9)	35,999	*
David M. Zaborski(10)	29,334	*
Melissa H. Anderson(11)	6,667	*
Daniel J. Kelly(12)	28,999	*
Robert F. Bernstock(13)	18,334	*
Paul L. Brunswick(14)	13,667	*
Wilfred A. Finnegan (15)	6,833	*
Edwin J. Holman(16)	10,334	*
Terry L. McElroy(17)	10,787	*
Mark D. Miles(18)	6,667	*
Bryan E. Monkhouse(19)	11,967	*
Thomas M. Murnane(20)	17,666	*
Maria C. Richter (21)	4,243	*
All directors and executive officers as a group (15 individuals)(22)	325,331	1.4%

*	Less than 1.0%.

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of January 23, 2008, through the exercise of any stock option or other rights. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options.

(2)

The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on November 13, 2007 jointly by FMR LLC (“FMR”), its chairman, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR. FMR and Mr. Johnson each has sole dispositive power over all 2,392,491 shares, and FMR has sole voting power over 605,595 shares. Fidelity is the beneficial owner of 1,788,286 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. The business address of each of FMR, Mr. Johnson and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)

The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on September 10, 2007 jointly by OppenheimerFunds, Inc. and Oppenheimer Small- & Mid- Cap Value Fund. OppenheimerFunds, Inc. has shared voting and dispositive power over all 2,374,922 shares and Oppenheimer Small- & Mid- Cap Value Fund has shared voting and dispositive power over 1,750,000 shares, including an indeterminate number of shares of common stock subject to the conversion of debentures and/or the exercise of warrants. The business address of OppenheimerFunds, Inc. is Two World Financial Center 225 Liberty Street, 11th Floor New York, New York 10281-1008. The business address of Oppenheimer Small- & Mid- Cap Value Fund is 6803 S. Tucson Way Centennial, Colorado 80112.

(4)

The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price has sole dispositive power over all 1,778,500 shares and sole voting power over 352,400 shares. The business address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202.

(5)

The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on September 27, 2007 jointly by Hayground Cove Asset Management LLC (“HCAM”), Hayground Cove Fund Management LLC (“HCFM”), Hayground Cove Associates L.P. (“HCA”) and Jason Ader. Mr. Ader is the sole member of HCAM, which in turn is the managing member of HCFM. In addition, HCFM serves as general partner of, among others, HCA. Each of Mr. Ader, HCAM and HCFM has shared voting and dispositive power over all 1,522,835 shares. HCA has shared voting and dispositive power over 1,297,385 shares. The business address of each of HCAM, HCFM, HCA and Mr. Ader is 1370 6th Avenue, New York, New York 10019.

(6)

The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on February 14, 2007 by Mellon Financial Corporation (“Mellon”). Mellon has sole voting power over 1,177,468 shares, sole dispositive power over 1,192,359 shares, shared voting power over 11,600 shares and shared dispositive power over 10,300 shares. Mellon reported beneficial ownership with certain of its direct and indirect subsidiaries. The business address of Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(7)

The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on January 31, 2007 jointly by Steven A. Cohen, S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”), S.A.C. Capital Management, LLC (“SAC Capital Management”) and Sigma Capital Management, LLC (“Sigma”). Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma. SAC Capital Advisors and SAC Capital Management have shared voting and dispositive power over 1,175,578 shares, Sigma has shared voting and dispositive power over 30,000 shares and Mr. Cohen has shared voting and dispositive power over all 1,205,578 shares. The business address of SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, and the business address of SAC Capital Management and Sigma is 540 Madison Avenue, New York, New York 10022.

(8)	Includes 142,500 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(9)	Includes 35,999 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(10)	Includes 29,334 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(11)	Includes 6,667 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(12)	Includes 25,999 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(13)	Includes 8,334 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(14)	Includes 333 shares of common stock owned jointly with Mr. Brunswick’s spouse and 13,334 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(15)	Includes 3,333 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(16)	Includes 8,334 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(17)	Includes 6,667 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(18)	Includes 6,667 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(19)	Includes 11,667 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(20)	Includes 16,666 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(21)	Includes 3,333 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

(22)	Includes 301,168 shares of common stock subject to options exercisable within 60 days of January 23, 2008.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

          Our Board oversees our business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, our Board does not involve itself in our day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with our chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them and by participating in Board and committee meetings. Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified.

          There are no family relationships among our directors or executive officers. There are no material proceedings to which any of our directors or executive officers, or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

          To our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board Meetings

          Our Board met eleven times during our fiscal year which ended September 27, 2007 (“fiscal 2007”). Each director attended 75% or more of the aggregate of the board meetings and committee meetings of the Board of which the director was a member. During fiscal 2007, our independent directors held four meetings separate from management.

          Policy on Attendance at Annual Meetings of Stockholders. We do not have a stated policy, but encourage our directors to attend each annual meeting of stockholders. At last year’s annual meeting of stockholders, held on March 29, 2007, two of our directors were present and in attendance.

Board Committees

          The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation and Organization Committee (the “CO Committee”) and the Corporate Governance and Nominating Committee.

          Executive Committee. The Executive Committee was established by our Board for the purpose of evaluating and approving certain defined transactions and new major supplier/vendor agreements between regular meetings of the Board. The members of the Executive Committee are Peter J. Sodini (Chairperson), Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Thomas M. Murnane and Maria C. Richter.

          Audit Committee. The Audit Committee was established by our Board for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are set forth in a written charter, which is available on our website at www.thepantry.com. These responsibilities include, among other things, (i) reviewing our systems of internal control over financial reporting with management and the independent public accountants, (ii) overseeing our internal audit function, (iii) selecting and evaluating our independent public accountants and approving the fees paid for audit and non-audit services, (iv) reviewing issues related to our financial statements and audit letters provided by our independent public accountants and (v) reviewing and approving all related person transactions, defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

          The members of the Audit Committee are Paul L. Brunswick (Chairperson), Wilfred A. Finnegan, Bryan E. Monkhouse and Thomas M. Murnane. Our Board, in its business judgment, has made an affirmative determination that each member of the Audit Committee is an “independent director” as that term is defined by applicable NASDAQ Marketplace Rules, including the special independence requirements applicable to Audit Committee members. Our Board has also determined that Mr. Brunswick is an “Audit Committee financial expert” as such term is defined in the Exchange Act.

          The Audit Committee met ten times during fiscal 2007. For additional information regarding the Audit Committee, see the “Audit Committee Report” below.

          Compensation and Organization Committee. The CO Committee is responsible for recommending compensation arrangements for our officers to our Board and reviewing our compensation plans and policies. The responsibilities of the CO Committee are set forth in a written charter, which is available on our website at www.thepantry.com. The members of the CO Committee are Edwin J. Holman (Chairperson), Robert F. Bernstock, Terry L. McElroy and Mark D. Miles. None of the members of the CO Committee are employed by us, and our Board, in its business judgment, has determined that each member of the CO Committee is an “independent director” as that term is defined by applicable NASDAQ Marketplace Rules.

          The compensation of our chief executive officer and each of our other executive officers for fiscal 2008 was unanimously approved by the Board, including unanimous approval by the CO Committee. During fiscal 2007, Mr. Sodini participated in Board deliberations regarding the compensation of our executive officers (other than himself). The CO Committee met nine times during fiscal 2007. For additional information regarding the CO Committee, see “Compensation—Compensation Discussion and Analysis” and “Compensation—Compensation Committee Report” below.

          Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee was established by our Board to assist the Board by (i) identifying and evaluating individuals qualified to become members of the Board and recommending qualified individuals for nomination to the Board and to each of its committees and (ii) ensuring the highest standards of good corporate governance by, among other things, reviewing and evaluating our corporate governance policies and procedures and recommending to the Board any changes to such policies and procedures that it deems necessary.

          The members of the Corporate Governance and Nominating Committee are Thomas M. Murnane (Chairperson), Robert F. Bernstock, Paul L. Brunswick, Mark D. Miles, Bryan E. Monkhouse and Maria C. Richter. Our Board, in its business judgment, has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as that term is defined by applicable NASDAQ Marketplace Rules. The Corporate Governance and Nominating Committee met six times during fiscal 2007.

          The Corporate Governance and Nominating Committee acts under a written charter, which is available on our website at www.thepantry.com, specifying its scope and purpose, including, among other things, (i) assisting the Board in identifying, interviewing and recruiting qualified director candidates, (ii) annually presenting to the Board a list of individuals recommended for nomination to the Board at the annual meeting of stockholders based on the committee’s review of those qualifications it deems necessary for service as a member of the Board, (iii) monitoring the independence of the Board, (iv) adopting (and periodically reviewing) a code of business conduct and ethics to ensure continued compliance with applicable legal, SEC and NASDAQ standards and corporate best practices, (v) periodically reviewing our public reporting and disclosure policies and procedures and (vi) developing and implementing (and periodically reviewing) legal compliance policies and procedures for reporting evidence of material violations of securities laws, as required by the Sarbanes-Oxley Act and SEC regulations promulgated thereunder.

          The Corporate Governance and Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and capability. The committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service, balancing the value of continuity of service by existing members with that of obtaining a new perspective. The committee believes that the continuing service of Board members promotes stability and continuity in the boardroom and gives us the benefit of their familiarity and insight into our business. Accordingly, it is generally the policy of the committee to nominate qualified incumbent directors who wish to continue in service, so long as such directors (i) satisfy the committee’s criteria for membership on the Board and (ii) in the opinion of the committee, will continue to make important contributions to the Board. If (i) any member of the Board does not wish to continue in service, (ii) the committee or the Board decides not to re-nominate a member for re-election or (iii) the size of the Board is increased, the committee generally will solicit suggestions for director candidates from all Board members and will consult with its professional advisors and the National Association of Corporate Directors for potential nominees. The committee may also engage a search firm to assist in identifying qualified candidates; where such a search firm is engaged, the committee will set the fees and the scope of the engagement.

          Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and the current needs of our Board to maintain a balance of knowledge, experience and capability. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including business experience, high moral character and being able to read and understand basic financial statements; however, the committee retains the right to modify these minimum qualifications from time to time. The Corporate Governance and Nominating Committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the Board, including unanimous approval by the independent members of the Board.

          The policy of the Corporate Governance and Nominating Committee (and the Board generally) is to consider written nominations of candidates for election to the Board properly submitted by stockholders; however, it does not actively solicit such nominations. Pursuant to our Bylaws, stockholders must comply with certain procedures in connection with any nominations to the Board, which are summarized below under “Procedure for Nominations of Directors.” The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate is recommended by a stockholder or otherwise.

Procedure for Nominations of Directors

          Our Bylaws provide procedures for the nomination of directors. Our Bylaws provide that nominations for the election of directors may only be made by the Board or, if certain procedures are followed, by any stockholder who is entitled to vote generally in the election of directors. Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting). Each such notice of a stockholder’s intent to nominate a director must set forth certain information as specified in our Bylaws.

Code of Ethics

          We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics, which is available on our website at www.thepantry.com, is available free of charge upon written request to the attention of our Secretary, by mail addressed to The Pantry, Inc., 1801 Douglas Drive, Sanford, North Carolina 27330, or by telephone at (919) 774-6700.

Stockholder Communications

          Our stockholders may communicate directly with the members of the Board or the individual chairperson of standing Board committees by writing directly to those individuals at the following address: The Pantry, Inc., 1801 Douglas Drive, Sanford, North Carolina 27330. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual unless we believe the communication may pose a security risk.

PROPOSAL 1: ELECTION OF DIRECTORS

          Pursuant to our Bylaws, our Board has fixed the size of our Board at ten members and has approved the nomination of the following ten directors for election at the annual meeting to serve for a period of one year or until the election and qualification of their successors: Peter J. Sodini, Robert F. Bernstock, Paul L. Brunswick, Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Mark D. Miles, Bryan E. Monkhouse, Thomas M. Murnane and Maria C. Richter.

          All of the directors elected to our Board at our March 29, 2007 annual meeting are standing for re-election.

          Our Board has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our Board.

          The following table and accompanying biographies provide information on our nominees for election to the Board at the annual meeting:

Name	Age	Year First Elected Director	Position

Peter J. Sodini	66	1995	President, Chief Executive Officer and Chairman of the Board
Robert F. Bernstock	57	2005	Director
Paul L. Brunswick	68	2003	Director
Wilfred A. Finnegan	49	2006	Director
Edwin J. Holman	61	2005	Director
Terry L. McElroy	59	2006	Director
Mark D. Miles	54	2006	Director
Bryan E. Monkhouse	63	2004	Director
Thomas M. Murnane	60	2002	Director
Maria C. Richter	53	2006	Director

          Peter J. Sodini has served as a director since November 1995, our President and Chief Executive Officer since June 1996 and the Chairman of our Board since February 2006. He previously served as our Chief Operating Officer from February 1996 until June 1996. Mr. Sodini was Chief Executive Officer and a director of Purity Supreme, Inc. from December 1991 through February 1996. Prior to 1991, Mr. Sodini held executive positions at several supermarket chains including Boys Markets, Inc. and Piggly Wiggly Southern, Inc.

          Robert F. Bernstock has served as a director since October 2005. Mr. Bernstock served as President and Chief Operating Officer of The Scotts Miracle-Gro Company from October 2005 through September 2006. Prior to that, Mr. Bernstock was President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. From October 2002 to April 2003, Mr. Bernstock was Senior Vice President and General Manager of The Dial Corporation. Prior to that, Mr. Bernstock served as a consultant to the Chairman and member of the board of directors of VerticalNet, Inc., as well as a consultant to The Dial Corporation from January 2002 to October 2002. He served as President and Chief Executive Officer and as a member of the board of directors of Atlas Commerce from January 2001 through December 2001. Earlier in his career, he was a senior executive with Campbell Soup Company for 12 years and was President, Chief Executive Officer and a director of Vlasic Foods International from 1998 until January 2001. Mr. Bernstock is also a director of NutriSystem, Inc.

          Paul L. Brunswick has served as a director since July 2003. Since 1999, Mr. Brunswick has been President of General Management Advisory, a provider of financial and business consulting services. Mr. Brunswick was the Vice President and Chief Financial Officer of GoodMark Foods, Inc., a company in the meat snack business, from 1992 until 1999.

          Wilfred A. Finnegan has served as a director since July 2006. Mr. Finnegan has been a Managing Director of GoldenTree Asset Management, LP since July 2007. Prior to that he was an independent consultant since 2003. In that capacity, Mr. Finnegan served as a Senior Advisor to The Carlyle Group, a global private equity firm, from 2003 to 2005. He co-founded the high yield securities business at JPMorgan Chase (then Chemical Bank) in 1993 and served as a Managing Director in various roles—ultimately as the head of Global Leveraged Finance—over the following seven years. He was also a member of the Management, Global Markets and Market Risk committees. Earlier in his career, he was an investment banker at Donaldson, Lufkin & Jenrette and Drexel Burnham Lambert. He received his B.A. from Dartmouth College and his M.B.A. from Dartmouth’s Amos Tuck School of Business.

          Edwin J. Holman has served as a director since October 2005. Since December 2004, Mr. Holman has served as Chairman and Chief Executive Officer of Macy’s South, a division of Macy’s, Inc., that operates 123 department stores in the southern United States. Previously, he was Chairman and Chief Executive Officer of Galyans Trading Company, Inc. from September 2003 to October 2004. Earlier in his career, Mr. Holman held senior executive positions with the Bloomingdales (from July 2000 to September 2003) and Rich’s/Lazarus/Goldsmiths divisions of Federated Department Stores, Inc. (from January 1999 to July 2000), Petrie Retail Inc., a specialty apparel retailer, Woodward & Lothrop, The Carter Hawley Hale Stores and The Neiman Marcus Group.

          Terry L. McElroy has served as a director since March 2006. From January 2001 until his retirement in February 2006, Mr. McElroy served as President of McLane Grocery Distribution, a unit of McLane Company, Inc. From 1990 until January 2001, Mr. McElroy served as Senior Vice President, Grocery Operations, of McLane Company, Inc. Mr. McElroy originally joined McLane Company, Inc. in 1981 as Vice President, Distribution at McLane/Western, a division of McLane Company, Inc. During his tenure at McLane Company, Inc., Mr. McElroy has served in various other capacities, including as Regional Vice President of McLane/Western during 1984 where he was involved in the opening of McLane Company’s Sunwest, Suneast, Southern, and Midwest divisions.

          Mark D. Miles has served as a director since January 2006. In January 2006, Mr. Miles assumed the position of President and Chief Executive Officer of the Central Indiana Corporate Partnership, Inc., a not-for-profit organization of central Indiana CEOs and university presidents that seeks to foster growth and opportunity throughout the region. From August 1990 to December 2005, Mr. Miles served as the Chief Executive Officer of the ATP, the official international circuit of men’s professional tennis tournaments governed by ATP Tour, Inc. Prior to his service as Chief Executive Officer of the ATP, Mr. Miles served as Executive Director of Corporate Relations for Eli Lilly & Co., an international agricultural, medical instrument and pharmaceutical company. Earlier in his career, Mr. Miles worked in politics, managing successful mayoral and United States senate campaigns. Mr. Miles has also served as the President of the Organizing Committee of the 1987 Pan American Games in Indianapolis and as President of the Indianapolis ATP tournament (now known as the RCA Championships).

          Bryan E. Monkhouse has served as a director since December 2004. Currently, Mr. Monkhouse is chairman of a privately held tourism business and consults on strategic investments in the petroleum industry. Mr. Monkhouse was Chief Operating Officer of Irving Oil Limited, a privately held petroleum refiner and marketer serving New England and eastern Canada, from 2001 to 2003. Previously, he was responsible for Irving’s marketing operations, including approximately 800 convenience stores. Earlier in his career, Mr. Monkhouse was an executive with Suncor, Inc., an integrated oil company based in Calgary, where he held senior positions in corporate development and marketing.

          Thomas M. Murnane has served as a director since October 2002 and as our lead director since February 2006. Since October 2005. Mr. Murnane is has been a principal and co-owner of ARC Business Advisors, a consulting firm that advises on merger and acquisition transactions involving retail and apparel companies, and provides research and strategic consulting services to retailers and their suppliers. Previously, Mr. Murnane was a partner with PricewaterhouseCoopers, LLP until 2002. At PricewaterhouseCoopers, LLP he served in various capacities since 1980, including Director of the firm’s Retail Strategy Consulting Practice, Director of Overall Strategy Consulting for the East Region of the United States, and most recently, Global Director of Marketing and Brand Management for PwC Consulting. Mr. Murnane is also a director of Finlay Enterprises, Inc., Pacific Sunwear of California, Inc. and Captaris, Inc.

          Maria C. Richter has served as a director since July 2006. Previously, she was a Managing director with Morgan Stanley in the Corporate Finance Retail Group, with responsibility for large retailing clients of the firm. Earlier, she headed a portion of the firm’s banking business in Latin America, and also played a key role in building its independent power and structured finance businesses. Before joining Morgan Stanley, she was with Salomon Brothers for one year and The Prudential Insurance Company of America for seven years. Ms. Richter began her career as an attorney with Dewey Ballantine. She earned her B.A. degree from Cornell University and her law degree from Georgetown University. Ms. Richter also serves on the boards of National Grid plc and Vitec Group plc.

          Our Board recommends that stockholders vote FOR the election of these nominees.

COMPENSATION

Compensation Discussion and Analysis

Overview

          This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers listed in the “Summary Compensation Table” below, also referred to herein as our named executive officers. This discussion primarily relates to our fiscal 2007 compensation program, including the information contained in the tables and related footnotes below. We also discuss compensation actions taken before or after fiscal 2007, to the extent we believe such information will help our stockholders better understand this discussion and the tables below.

Oversight of Our Executive Compensation Program

          The CO Committee is responsible for establishing and administering our policies, programs and procedures for annual and long-term executive and director compensation; reviewing and approving any additions or changes to employee benefit programs impacting executive and director compensation; and assessing our organizational structure and the development of our executives. Additional details about the CO Committee’s duties and responsibilities are outlined in its charter, which can be found on our website at www.thepantry.com.

          The CO Committee has retained Hewitt Associates (“Hewitt”) as its independent outside consultant for executive and director compensation matters. In this capacity, Hewitt reports directly to the CO Committee, and as necessary communicates separately with the CO Committee without management present. Hewitt’s scope of activities on behalf of the CO Committee includes, among other items, competitive benchmarking analyses, assistance with annual and long-term incentive plan design and related communications and documentation, providing assistance to management as it develops proposals for the CO Committee’s review and consulting with the CO Committee and with management on technical issues relative to all aspects of the executive compensation program.

          Our chief executive officer (the “CEO”) and other named executive officers have no role in recommending or setting their own compensation. The CEO makes recommendations regarding compensation matters related to his direct reports and provides input regarding executive compensation programs and policies. The CO Committee meets with the CEO to evaluate his performance against the goals which have been established by the Board. In addition, management assists the CO Committee by:

•

serving as management liaison to the CO Committee (Melissa Anderson, our Senior Vice President, Human Resources, provides assistance to the CO Committee in connection with carrying out its responsibilities, such as setting meeting schedules, assembling and distributing materials for meetings and similar activities);

•

making recommendations regarding budgets, which typically assist the CO Committee in setting executive compensation performance objectives (Frank Paci, our Senior Vice President, Finance, and Chief Financial Officer, and Secretary provides assistance and input to the CO Committee and Board in preparing the business plan that serves as the basis for establishing target performance goals under our 2007 annual incentive plan);

•

providing information needed or requested by the CO Committee or its compensation consultant, such as our performance against budget and objectives, tally sheets, historic compensation, compensation expense, stock plan utilization, company policies and programs, peer companies, etc.; and

•	providing input and advice regarding compensation programs and policies and their anticipated and actual impact on the company and its executives.

Elements of Executive Compensation

          Our executive compensation program has the following key components:

•	base salary;

•	annual performance awards and other bonus payments;

•	long-term incentive awards; and

•	benefits and perquisites.

          The remainder of this discussion and analysis describes the principles of our executive compensation program, as well as the details of each component of pay and our reasons for including each component in our program.

Our Executive Compensation Program

          General principles. The CO Committee is committed to designing and implementing a program of executive compensation that will contribute to the achievement of our business objectives. We have an executive compensation program that we believe:

•	fulfills our business and operating needs, comports with our general human resource strategies and enhances shareholder value;

•	enables us to attract, motivate and retain the executive talent essential to the achievement of our short-term and long-term business objectives;

•	rewards executives for accomplishment of pre-defined business goals and objectives; and

•	provides rewards consistent with gains in shareholder wealth so that executives will receive financial rewards when stockholders realize gains on their investments.

          Competitive benchmarking. When making compensation decisions, we compare the compensation of our named executive officers against compensation paid to similarly-situated executives at companies that we consider to be our peers. We believe that benchmarking provides a useful point of reference when making compensation decisions, but do not rely on it solely. In addition, we consider other quantitative and qualitative factors such as overall company performance, individual performance, internal pay alignment and retention concerns, to name a few.

          In implementing our executive compensation program for fiscal 2007, we targeted total compensation opportunities for our executive officers between the 25th and 50th percentiles of the market for comparable retail companies on a size-adjusted basis. For this purpose, “total compensation” is defined as the sum of base salary, target annual incentives and long-term equity incentives valued as of the grant date. We believe this range provides us with the appropriate flexibility to attract and retain the quality of executives we need to successfully manage our business.

          In our fiscal year which ended September 28, 2006 (“fiscal 2006”), the CO Committee asked Hewitt to conduct a market comparison of our executive compensation program. Because no peer group exists solely within the convenience store industry, the CO Committee approved the inclusion of companies that operate in the convenience store, grocery and general retail industries. The companies generally were selected from among participants in Hewitt’s executive pay database; and were supplemented by including two companies that did not then participate in Hewitt’s database (using publicly-available pay data). This analysis is referred to as the 2006 Analysis.

          At the time of the 2006 Analysis, average and median revenues for this peer group were $5.5 billion and $4.8 billion, respectively. Market pay levels for our executive positions were benchmarked on a size-adjusted basis using our total revenue of $4.4 billion for our fiscal year which ended September 29, 2005. Following is a list of companies used in the 2006 Analysis:

7-Eleven ®	Couche-Tard ®	Yum! Brands, Inc.
Dollar General Corp.	BJ’s Wholesale Club, Inc.	Blockbuster, Inc.
Darden Restaurants, Inc.	AutoZone, Inc.	Ross Stores, Inc.
Longs Drug Stores Corporation	Big Lots ®	PETsMART, Inc.
Retail Ventures, Inc.	Linens ‘n Things, Inc.	Sports Authority, Inc.
Tractor Supply Company	Spartan Stores, Inc.	Petco Animal Supplies, Inc.

          As noted, the CO Committee used the results of the 2006 Analysis as one factor in making its fiscal 2007 executive compensation decisions. The CO Committee plans to update the 2006 Analysis periodically. When it does, it plans to re-evaluate the peer companies to ensure they remain appropriate for comparison, and anticipates that changes in the peer group will occur from time to time based on the above criteria as well as the availability of pay data. The CO Committee also expects to consider the appropriate revenues scope for benchmarking purposes (as our fiscal 2006 and fiscal 2007 revenues increased to $6.0 billion and $6.9 billion, respectively), and what other criteria should be used to select the benchmark companies.

          We do not target a specific mix of executive pay by allocating total pay amounts across cash and noncash pay, or between current and long-term pay, or among different types of long-term incentive awards. The profile of our executive compensation is driven by decisions made for each component of pay separately, which we intend to be appropriately market-competitive, as well as the impact of our decisions on total compensation.

          Compensation process. For the named executive officers other than the CEO, the CO Committee reviews and approves all elements of compensation, considering recommendations from the CEO, as well as competitive market information provided by our human resources staff and Hewitt. The CO Committee also reviews and approves all elements of compensation for the CEO. In so doing, it considers feedback from the Board on his performance and input regarding market practices from Hewitt. Discussions and recommendations regarding compensation for the CEO are not shared with him during this process.

          Management generally is responsible for compensation and benefits decisions for employees other than executive officers. These decisions typically are subject to review by the CO Committee from a policy perspective, and to ensure consistency with our overall human resources strategies.

          During fiscal 2007, the CO Committee reviewed tally sheets prepared for each of our named executive officers. These sheets provide a means of ensuring that the CO Committee is able to make informed decisions regarding the impact on executive officer compensation of changes it considers. The tally sheets summarize the compensation opportunities available to our executive officers (by component and in total), the motivational and retention aspects of outstanding equity plan awards and the potential obligations that could become payable under a variety of possible employment termination scenarios.

Base Salary

          Base salary represents the fixed component of our executive compensation program and is designed to compensate executives for the experience and skills necessary for their positions. We believe it is important to offer salaries that enable us to attract and retain high caliber executives and that reflect the qualifications each executive brings to his or her role.

          Base salaries are set within ranges, which generally are targeted between the 25th to 50th percentiles of our peer market, as outlined above. Individual salaries may vary above or below the competitive range, depending on the executive’s experience and performance. Also, the CO Committee retains the flexibility to pay outside this range as necessary. Examples of when this might occur include hiring key positions from the outside, or the need to retain existing executives whose skills are viewed as critical to our ability to achieve our business objectives.

          We consider the following factors in approving adjustments to salary levels for our executive officers (without applying a specific weighting to each factor):

•	the individual executive’s performance as reflected in the overall manner in which the duties or his or her assigned role have been carried out;

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	the range of salary increases being granted by competitors; and

•	whether the responsibilities of the position have changed during the preceding year.

          The following chart shows annual base salary rates in effect at the end of fiscal 2006 and fiscal 2007 for each of our named executive officers, as well as the percentage increase from 2006 to 2007:

Name	Fiscal 2006	Fiscal 2007	Percent Increase

Peter J. Sodini	$728,000	$760,000	4.4%
Frank G. Paci	NA	$420,000	NA
Steven J. Ferreira	$312,000	$330,000	5.8%
David M. Zaborski	$315,000	$335,000	6.3%
Melissa H. Anderson	NA	$250,000	NA
Daniel J. Kelly	$260,000	$290,000	11.5%

          For fiscal 2007, base salaries generally accounted for approximately 33% of target total compensation (as per the Hewitt analysis) for our named executive officers. Normally, we target the annualized percentage increases for our executives to be consistent with executive base salary increases in our peer market. For fiscal 2007, some of our executive officers may have received increases that were more or less aggressive, either to bring them closer to the market median for their position or to reflect their performance during the past year.

          Specific factors considered in determining the size of the salary increase for each named executive officer are summarized below:

          Mr. Sodini’s base salary increase during fiscal 2007 was 4.4%. In determining this increase, the CO Committee considered the competitiveness of Mr. Sodini’s salary as well as his total compensation compared to the total compensation of the peer company CEOs. Mr. Sodini’s individual contributions in conjunction with the overall performance of the business were also considered. In fiscal 2006, we exceeded profit and revenue targets due to atypically strong gas margins and execution of an aggressive growth plan, which was recognized in Mr. Sodini’s fiscal 2007 base salary increase as well as in his annual incentive plan bonus for fiscal 2006.

          Mr. Paci was hired in July 2007. His base salary level for fiscal 2007 was established under the terms of his negotiated employment contract, which was approved by the CO Committee. As part of the negotiation, we considered Mr. Paci’s former total compensation, including his base salary, available through his former employers’ proxy statements and available benchmark data for his new position. When negotiating Mr. Paci’s base salary, our goal was to offer competitive compensation based on the perceived value of this position to the company and at the same time maintain internal equity vis-à-vis other executive officers.

          Mr. Ferreira’s base salary increase during fiscal 2007 was 5.8%. In awarding this increase, the CO Committee considered the competitiveness of Mr. Ferreira’s salary compared to similar positions at peer companies. The CO Committee also considered Mr. Ferreira’s leadership role in driving growth through the execution of our business development strategy. This included expanding our southeast market presence through acquisitions, new store development and store renovations.

          Mr. Zaborski’s base salary increase during fiscal 2007 was 6.3%. In determining this increase, the CO Committee focused on improving the external competitiveness of Mr. Zaborski’s salary and also gave consideration to his contributions towards improving the efficiency of our operations. Mr. Zaborski was instrumental in building the organizational capability required to quickly integrate acquisitions and enable us to deliver expected management and merchandising efficiencies during fiscal 2006.

          Ms. Anderson was hired in November 2006. Her base salary level for fiscal 2007 was established under the terms of her negotiated employment contract, which was approved by the CO Committee. We followed a process similar to Mr. Paci’s negotiation in considering her base salary and other elements of total compensation at her prior employer. We offered Ms. Anderson a total compensation package that we considered externally competitive (through our benchmarking efforts) and in line with her prior compensation.

          Mr. Kelly’s base salary increase during fiscal 2007 was 11.5%. This increase was based on the results of the market benchmarking for his position and the desire to improve the overall competitiveness of Mr. Kelly’s salary and total compensation when compared to peer companies, as well as his significant contributions in the areas of debt refinancing and investor relations. In addition, the CO Committee gave consideration to Mr. Kelly’s expanded role in taking responsibility for our information technology and risk management functions.

          Considering the salary levels and adjustments described above, the annualized base salary rates for our named executive officers as a group were in line with the lower end of our target range, and slightly below the market median.

Annual Performance Award and Other Bonus Payments

          Purpose. Annual performance awards are granted pursuant to our annual incentive plan and are intended to serve several purposes. First, they enable us to attract and retain executive talent by constituting one element of a market-competitive compensation program, as awards of this type are almost universally provided at other companies with which we compete for talent. Next, these annual incentives motivate our executives to achieve our annual business goals. In addition, through this program we compensate our executives for achieving specific financial performance targets that we believe are aligned with creating value for our stockholders.

          Target awards. At the beginning of our fiscal year, the CO Committee approves annual target award opportunities for each named executive officer other than the CEO, as a percentage of the base salary paid to such officer during the fiscal year. It also approves threshold and maximum award payment limits expressed as a percentage of the target awards. The CO Committee recommends, and our Board approves, the target award percentage and related payout levels for the CEO.

          For fiscal 2007, the target award opportunity for our CEO was 75% of base salary. The target award opportunity for each of our other named executive officers was 50% of base salary. Actual payouts that can be earned by any of our named executive officers can vary from 25% of target awards for achieving or exceeding threshold performance goals to 200% of target awards for maximum performance.

          Target bonus awards for our CEO and our other named executive officers were within +/-5 percentage points of the peer group median target awards according to the 2006 Analysis. On average, target bonus award opportunities constituted approximately 24% of total target compensation for our CEO, and 16% - 17% of the total target compensation structure for our other named executive officers.

          Performance measures. Under our annual incentive plan, the CO Committee approved the following performance measures for our named executive officers for fiscal 2007 because it believed they would be key indicators of our overall financial and operating results during fiscal 2007:

(1)

Earnings per share (EPS) on a fully-diluted basis, as per our audited financial statements: EPS as a performance measure was designed to align the interests of executive officers with those of our stockholders by linking the bonus amounts directly to company earnings performance. This performance measure requires our executives to successfully manage not only any acquisitions we make but also the ongoing business pressures we face (for example, controlling costs, return on capital investments and margins in the current gasoline pricing environment). EPS was weighted at 70% because the CO Committee believed it has the strongest alignment with long-term shareholder value.

(2)

Merchandise sales growth, defined as year-over-year growth in merchandise sales on a comparable store basis: The CO Committee chose merchandise sales growth as a performance measure because merchandise sales represent a key element of our overall operations and profitability and provide a balance to the volatility of both the revenues and margins generated from gasoline sales. Merchandise sales growth was weighted at 15% because it is a solid indicator of business growth for fiscal 2007, and thus represented an important element of our strategy to increase shareholder value over the long term.

(3)

Gasoline gallons growth, defined as year-over-year growth in gasoline gallons on a comparable store basis: The CO Committee chose gasoline gallons growth as a performance measure as gasoline sales account for over 75% of our corporate revenue and approximately 30% of our gross profit. Since there is a correlation between the number of gallons sold and the resulting retail revenue, this performance measure was designed to encourage management to balance the desire to maximize gasoline gross margins against the ability to optimize overall gross profit. We believe that maintaining or increasing gasoline volume in the face of increasingly volatile energy prices and their resulting impact on gasoline margins is an indicator that we are sustaining or increasing our market share and are successfully positioning the company for the future. Gasoline gallons growth also was weighted at 15% to reflect its importance as a measure of business growth and a driver of long-term shareholder value.

          The target performance goals are initially based on our internal financial budget as approved by the Board at the beginning of the fiscal year. Performance goals may be subsequently adjusted during the year based on the Board-approved pro forma business case for any acquisitions we close during the fiscal year (we make these adjustments to eliminate any incentive for our executives to “purchase earnings” to enhance their potential incentive plan payouts). However, we do not adjust the target performance goals for other events such as a subsequent increase or decrease in publicly disclosed earnings guidance.

          Threshold and maximum goals vary above and below target for each measure as indicated in the following chart. Payouts would be interpolated on a straight-line basis when performance results are between the levels indicated. Also, each performance measure operates independently of the other measures. That is, a payout may be made when the threshold performance level is achieved for any single measure, without regard to results for the other measures.

Performance Measure	Weighting	Threshold	Target	Maximum

Earnings per share	70%	$2.93	$3.25	$3.90
Merchandise sales growth	15%	4.4%	4.9%	5.9%
Gasoline gallons growth	15%	3.2%	3.5%	4.2%

Payout as % of Target Award		25%	100%	200%

          The target performance goal for each measure was based on recent historical performance for the company and for the industry, as well as our performance expectations for the business in the fall of 2006 as our budget was developed. Threshold performance goals for each measure were set at 90% of each target, which at that time the CO Committee believed to represent an acceptable performance level that was above historical performance, yet in line with industry expectations. Maximum performance goals were set at 120% of target, which at that time the CO Committee considered to represent exceptional performance that would be well above market expectations.

          To determine the level of performance achieved and actual payouts under the plan, results for each measure are compared against the targets, adjusted as described above. This means that actual bonus payouts under the plan, if any, will vary above or below target levels depending on actual results achieved.

          In addition, the CO Committee has retained discretion under the plan, in extraordinary circumstances, to award bonuses or otherwise increase, reduce or eliminate bonuses that otherwise might be payable to an executive officer based on actual performance even if inconsistent with the plan. We believe that this flexibility is an important element in accomplishing our overall goal of ensuring the appropriate linkage between performance and pay for our named executive officers.

          Annual incentive plan results. Our financial and operating results for fiscal 2007 were below threshold for each of the performance measures. As a result, our named executive officers did not earn any bonuses under our annual incentive plan for results under any of the three performance measures. In addition, and in keeping with our principle that executives should be rewarded only when business objectives are achieved, the CO Committee chose not to exercise its discretionary ability to make payments to any of the named executive officers relative to our performance in fiscal 2007.

          Other payments. As noted above, the CO Committee may occasionally find it necessary to make discretionary payments for other purposes, such as the hiring of new executives from outside the company, or to encourage the retention of a departing executive for a specified period of time. We made several such payments during fiscal 2007.

          The following chart summarizes our target and actual incentive awards and other bonus amounts paid for fiscal 2007 for each of our named executive officers:

Name	Target Award as a % of Salary	Target Dollar Value	Annual Incentive Plan Award Earned	Other Bonuses Paid

Peter J. Sodini	75%	$566,585	$0	NA
Frank G. Paci	NA	NA	NA	$100,000 *
Steven J. Ferreira	50%	$164,481	$0	NA
David M. Zaborski	50%	$166,741	$0	NA
Melissa H. Anderson	50%	$112,020	$0	$100,000 *
Daniel J. Kelly	50%	$142,635	$0	NA

          * Payments to Mr. Paci and Ms. Anderson were negotiated as elements of their respective employment contracts. Specifically, the amount paid to Mr. Paci represents a sign-on bonus and the amount paid to Ms. Anderson represents a $50,000 sign-on bonus and a $50,000 payment to compensate her for a bonus she forfeited by leaving her former employer. Mr. Paci was not eligible to participate in the annual incentive plan.

          Changes for fiscal 2008. During fiscal 2007, the CO Committee reviewed the design of our annual incentive plan, and approved the following changes for fiscal 2008 to ensure that our 2008 plan will more closely support our business objectives and better reflect the business climate within which we are operating:

(1)

Replace earnings per share with Adjusted EBITDA (defined by us as net income before interest expense, net, loss on extinguishment of debt, income taxes, depreciation and amortization and cumulative effect adjustment but including the lease payments we make under our lease finance obligations as a reduction to Adjusted EBITDA) as the primary financial performance measure, to align all participants in the plan under the same measure (for fiscal 2007, corporate employees were measured on earnings per share while field managers were measured on EBITDA results (defined as net income before interest expense, net, loss on extinguishment of debt, income taxes, depreciation and amortization)) and in so doing, implement a collar on gasoline margins to improve “line of sight” and prevent windfalls and shortfalls due to gasoline pricing volatility, over which management has minimal control;

(2)	Add a fourth performance measure category for corporate turnover, to reflect the importance of stability across our employee base; and

(3)

Revise the performance measure weightings so that Adjusted EBITDA is weighted 55%, and the new turnover measure is weighted at 15%. Weightings for the merchandise sales growth and gasoline gallons growth measures will remain at 15% each. These changes were made based on the CO Committee’s view of the relative importance of balancing the emphasis on annual Adjusted EBITDA results which drive near-term shareholder value with the expected benefit to our stockholders over the longer-term from the anticipated operational impact to be gained by growing merchandise sales and gasoline gallons.

Long-Term Incentive Awards

          Purpose. The CO Committee granted long-term incentive awards in fiscal 2007 pursuant to our 1999 Stock Option Plan and our 2007 Omnibus Plan. Future awards will be granted under our 2007 Omnibus Plan, which was approved by our stockholders at our 2007 annual meeting.

          We provide long-term incentive awards to ensure that our overall compensation program is competitive, and supports our goal of attracting and retaining talented executives. Long-term incentives are intended to align the interests of executive officers and other key employees with those of our stockholders, and reward executives for maximizing shareholder value.

          Award type. In fiscal 2007, the CO Committee granted long-term incentive awards to our named executive officers solely in the form of stock option grants. Although stock option grants are discretionary, it has been the CO Committee’s practice generally to award stock options annually to our named executive officers.

          Stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant, and vest in three annual installments commencing on the first anniversary of the grant date. Stock options only have value if our common stock price appreciates after the date the options are granted. This attribute is intended to focus executives on the enhancement of shareholder value over the long term and to ensure they do not realize gains unless our stockholders do too. The three-year vesting feature is intended to support our business objective of retaining talent.

          Award sizes. The size of each named executive officer’s stock option award (other than for Mr. Paci and Ms. Anderson) was based on the CO Committee’s discretionary assessment of the individual’s performance and responsibilities, and position within the company. Available peer company data for long term incentive awards and total compensation was used as a reference point for this decision, but was not used to develop formulaic grant guidelines for the awards. Option awards granted in fiscal 2007 to our named executive officers ranged from 43% of target total compensation for Mr. Sodini to a range of 50% - 53% for our other named executive officers other than Mr. Paci and Ms. Anderson (whose option grants were negotiated as one element of their respective hiring packages). The CO Committee considered the same factors in deciding upon the size of each named executive officer’s grant. Specific grants to our named executive officers made in fiscal 2007 are disclosed in the Grants of Plan-Based Awards table below.

          When compared against the market benchmark values, the aggregate grant date fair value of our fiscal 2007 long-term incentive awards for our named executive officers falls within the targeted range for competitiveness.

          Fiscal 2008 awards. In fiscal 2008, the CO Committee granted long-term incentive awards to our named executive officers solely in the form of stock options, and according to the principles outlined above.

          During fiscal 2007, the CO Committee explored the concept of establishing a long-term performance plan to supplement our existing stock option program, consistent with our goal of further enhancing the performance orientation of our long-term incentive program. Although additional research and analysis will be required to establish appropriate performance goals, the CO Committee anticipates introducing such a plan as an element of our long-term incentive program in the future.

          Stock ownership guidelines. To date, the CO Committee has not adopted minimum stock ownership guidelines for our named executive officers. However, the CO Committee believes that the use of equity-based compensation furthers the goal of aligning executives’ interests with those of our stockholders by linking compensation to equity price growth and is exploring the implementation of such a program in the future.

          Equity award grant practices. Early in fiscal 2008, we adopted a policy requiring that equity grants be made on the third business day after our annual earnings results have been announced (as long as there is no material information that has not yet been disclosed publicly). Our equity grant practices further require that the grant price for any equity grant will be the closing price of our common stock on the grant date. We do not time our equity award grants in conjunction with the release of material non-public information. We also have never re-priced or back-dated options granted under any of our equity compensation plans, and the 2007 Omnibus Plan specifically prohibits these practices. The long-term incentive awards in fiscal 2008 were granted in compliance with this policy.

Benefits

          Benefits offered to executives are largely those that are offered to the general employee population. However, we do provide greater levels of life insurance and health care benefits to our executives because we think it is important to provide them with greater levels of financial security in case of illness, disability or death and to provide a reasonable level of retirement income. We also provide additional vacation benefits to certain of our named executive officers, in part to match the practices of their former employers.

          Additional details regarding these programs are provided in connection with the footnotes to the “All Other Compensation” column of the Summary Compensation Table below.

Perquisites

          Certain of our named executive officers are eligible for various perquisites, including payment for various financial services (tax and estate planning and financial advisory fees), a company-paid physical exam, company-provided car and club memberships. We believe that providing these programs enables our executives to focus more of their time and attention on the demands of our business, and that they further our goal of attracting and retaining key executive talent.

Executive Employment Contracts

          Due to the highly competitive market for executive talent in the retail sector, we have entered into employment agreements with all of our named executive officers, including our CEO. The terms of these arrangements were established through arms-length negotiations with each executive. We generally offer these arrangements to attract key talent from outside the company by providing a fixed level of severance income and other benefits in the case of employment termination for various reasons.

          We believe that we benefit from these arrangements by not having to negotiate separation terms on an ad hoc basis. In turn, we receive various competitive protections in the form of restrictive covenants (non-compete, non-solicitation and non-disclosure provisions). These arrangements also assure the continuity of our senior leadership in the event of a change in control, which we believe is critical to ensuring an objective analysis of such a situation.

          Under the terms of these employment agreements, our named executive officers are entitled to severance benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change in control of the company. Enhanced benefits in the case of a change in control for our named executive officers, other than the CEO, require the occurrence of both the change in control as well as a subsequent termination of employment. Enhanced benefits for our CEO can arise if he voluntarily terminates his employment after a change in control, based on his good faith determination regarding his inability to continue to carry out his duties or if certain other actions are taken by a successor company. This provision was negotiated in 1997 when our CEO was hired, prior to the company becoming a publicly-traded company.

          We view these programs as a key element of a competitive executive compensation program. A more detailed description of the general termination and change in control provisions we have in place is set forth in the section below entitled “Potential Payments Upon Termination or Change in Control.”

          Provision review. Early in fiscal 2008, the CO Committee completed an initial review of these arrangements. As a result, it approved various amendments to the agreements for our named executive officers, other than the CEO, and other than Mr. Kelly due to his impending departure from the company. The purpose of these changes was to provide more uniform and more competitive treatment in the case of termination of employment under various circumstances and to conform such agreements to recently-adopted deferred compensation regulations. Details of the changes related to termination of employment are outlined in the tables and narrative following this Compensation Discussion and Analysis. The CO Committee believes the current level of benefits that would be provided to our executive officers is appropriate, but recognizes that market practices in this area are evolving and so expects to review these arrangements periodically to determine if future changes are warranted.

Policy With Respect to $1 Million Deduction Limit and Impact of Accounting Treatment

          The CO Committee believes it is important to consider the financial reporting and income tax consequences to the company when it makes decisions about our executive compensation program. Overall, the CO Committee seeks to balance the effectiveness of compensation for the named executive officers with the resulting impact on reported earnings as well as deductibility considerations.

          In making its compensation decisions, the CO Committee has considered that Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the CO Committee has designed much of the total compensation packages for the named executive officers to qualify for the “performance-based” compensation exemption from the deductibility limit. However, it has retained the discretion to design and use compensation elements that may not be deductible within Section 162(m), if in its judgment so doing would be in our best interests.

          With the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), we do not expect the accounting treatment of differing forms of equity awards to vary significantly. For this reason, accounting treatment is not expected to have a material impact on the forms of equity compensation selected, or on other compensation decisions.

Hedging of Company Stock

          It is our policy that each of our employees, officers and directors is expected to know and comply with laws, rules and regulations and all other company policies and procedures, including those applicable to transactions governed by SEC regulations. Accordingly, our employees, officers and directors may not engage in short-term speculative transactions involving “trading” in our securities. This includes short sales, sales against the box and puts, calls and options on our securities (other than the exercise of employee or director stock options). Other practices which may be effectively considered hedging, such as forward purchase contracts or margin loans, are not prohibited, but are subject to legal review in advance.

Compensation Committee Report

          The Compensation and Organization Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Organization Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in both the company’s Annual Report on Form 10-K for the year ended September 27, 2007 and the company’s Proxy Statement for the Annual Meeting of Stockholders to be held on March 27, 2008.

Compensation and Organization Committee
Edwin J. Holman, Chair
Robert F. Bernstock
Terry L. McElroy
Mark D. Miles

Executive Compensation

          The following table summarizes the annual and long-term compensation of our chief executive officer, all persons who served as our chief financial officer during fiscal 2007 and our three other most highly compensated executive officers who served during fiscal 2007 (collectively, our “named executive officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1)	($) (2)	($) (3)	($)

(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Peter J. Sodini	2007	$755,446	$—	$636,268	$—	$94,024	$1,485,738
President and Chief
Executive Officer

Frank G. Paci (4)	2007	$101,769	$100,000	$30,978	$—	$196,619	$429,366
Senior Vice President,
Finance, and Chief
Financial Officer and Secretary

Steven J. Ferreira	2007	$328,961	$—	$390,954	$—	$49,431	$769,346
Senior Vice President,
Administration

David M. Zaborski	2007	$333,481	$—	$322,836	$—	$43,084	$699,401
Senior Vice President,
Operations

Melissa H. Anderson (5)	2007	$224,039	$100,000	$77,383	$—	$197,358	$598,780
Senior Vice President,
Human Resources

Daniel J. Kelly (6)	2007	$285,269	$—	$282,727	$—	$45,501	$613,497
Former Vice President,
Finance and Chief
Financial Officer

(1)

Amounts listed in column (f) do not reflect compensation actually received by the named executive officer. Instead, the amounts in column (f) represent the amount of compensation expense we recognized in fiscal 2007 in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. These award values have been determined based on certain assumptions, which are described in Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007 and, with respect to options granted during our fiscal year which ended September 30, 2004 (“fiscal 2004”), Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2006.

(2)

For fiscal 2007, none of the threshold levels for performance measures were met under our annual incentive plan and, therefore, no payments were made to any named executive officers pursuant to the plan.

(3)

Amounts represent company matching contributions to the 401(k) retirement plan, the cost of company-provided life insurance benefits, the cost of company-provided vehicles, relocation expenses and other personal benefits. Details are described in the following table entitled “All Other Compensation Table.”

(4)

Mr. Paci was appointed to the position of Senior Vice President, Finance, and Chief Financial Officer and Secretary effective July 2, 2007, with an annual base salary of $420,000. In fiscal 2007, Mr. Paci received a sign-on bonus payment of $100,000 and an award of 30,000 stock options. Mr. Paci’s employment agreement also guarantees him, for fiscal 2008, the greater of $150,000 or the bonus he would otherwise be entitled to under the terms of our annual incentive plan, and for our fiscal year which ends September 24, 2009 (“fiscal 2009”), the greater of $100,000 or the bonus he would otherwise be entitled to under the terms of our annual incentive plan.

(5)

Ms. Anderson was appointed to the position of Senior Vice President, Human Resources effective November 6, 2006, with an annual base salary of $250,000. Ms. Anderson received a sign-on bonus payment of $50,000 in fiscal 2007 and a $50,000 payment to compensate her for bonus from her former employer that she forfeited. Ms. Anderson received an award of 20,000 stock options.

(6)

Mr. Kelly retired from the company on November 30, 2007. He served as Vice President, Finance and Chief Financial Officer until July 2, 2007 and in a consulting capacity to November 30, 2007. In addition, in exchange for his agreement to remain employed with us until his successor as chief financial officer was hired and a transition occurred, Mr. Kelly received a $50,000 stay bonus in October 2007 and, upon the expiration of his employment agreement on November 30, 2007, a payment of $120,000. These amounts are not reflected in Mr. Kelly’s total compensation for fiscal 2007 because they were neither earned nor paid until fiscal 2008.

All Other Compensation Table

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table above.

Name	401(k) Matching Contribution	Cost of Company- Provided Life Insurance(1)	Cost of Company- Leased Car (2)	Relocation Expenses (3)	Supplemental Health Benefits (4)	Other Personal Benefits (5)	Total

Peter J. Sodini	$9,000	$16,828	$35,466	$—	$21,385	$11,345	$94,024
Frank G. Paci	$—	$504	$6,392	$189,723	$—	$—	$196,619
Steven J. Ferreira	$9,000	$1,488	$21,748	$—	$14,510	$2,685	$49,431
David M. Zaborski	$8,857	$1,584	$21,624	$—	$10,179	$840	$43,084
Melissa H. Anderson	$—	$1,100	$15,988	$169,670	$10,600	$—	$197,358
Daniel J. Kelly	$8,840	$1,344	$27,704	$—	$7,613	$—	$45,501

(1)	Represents the dollar value of life insurance premiums paid by us on behalf of our named executive officers.

(2)	Represents car-related expenses including lease costs, insurance, maintenance, fuel and taxes.

(3)

Relocation expenses include home sale assistance, home buyout program, temporary living expenses, storage and moving of household goods, real estate commissions, closing costs and related travel expenses. Taxable relocation expenses are “grossed-up”; however, no tax gross-up expenses were paid during fiscal 2007.

(4)

Supplemental health benefits include reimbursements under the Executive Medical Reimbursement Plan (EMR) of certain health plan expenses not covered by our Health or Dental Plans and Executive Physical Plan (EPP) expenses. For Mr. Sodini, amounts include $19,296 of EMR- and $2,089 of EPP- related expenses. For Mr. Ferreira, amounts include $13,170 of EMR- and $1,340 of EPP-related expenses. For Ms. Anderson, amounts include $7,960 of EMR- and $2,640 of EPP-related expenses.

(5)

For Mr. Sodini, amounts include $6,000 for tax preparation expenses and $4,345 for club membership fees. For Mr. Ferreira, amounts include $1,885 for tax preparation expenses and $800 for club memberships. For Mr. Zaborski, amounts include $840 for tax preparation expenses.

Grants of Plan-Based Awards in Fiscal 2007

          The following table provides information about stock options and non-equity incentive plan awards granted to our named executive officers in fiscal 2007. All stock options were granted under our 1999 Stock Option Plan, except that the award to Mr. Paci was made under our 2007 Omnibus Plan. All non-equity incentive plan awards were granted under our annual incentive plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)

(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)

Peter J. Sodini		$141,646	$566,585	$1,133,169
	11/09/06				50,000	$ 50.99	$ 713,950

Frank G. Paci (3)		$—	$—	$—
	07/02/07				30,000	$ 46.62	$ 371,740

Steven J. Ferreira		$41,120	$164,481	$328,961
	11/09/06				25,000	$ 50.99	$ 356,975

David M. Zaborski		$41,685	$166,741	$333,481
	11/09/06				25,000	$ 50.99	$ 356,975

Melissa H. Anderson		$28,005	$112,020	$224,039
	11/06/06				20,000	$ 52.04	$ 253,252

Daniel J. Kelly		$35,659	$142,635	$285,269
	11/09/06				20,000	$ 50.99	$ 285,580

(1)

The dollar amounts in these columns represent the potential threshold, target and maximum cash amounts established under our annual incentive plan for performance during fiscal 2007. The plan uses the following three performance measures that have been assigned a weighting as indicated: earnings per share (70%), merchandise sales growth (15%) and gasoline gallons growth (15%). As discussed more fully in the above Compensation Discussion and Analysis, our financial and operating results were below the threshold for each of these performance measures, and, as a result, no cash bonuses were paid to our named executive officers pursuant to the plan for fiscal 2007 performance.

(2)

The option awards were made under our 1999 Stock Option Plan and vest in three annual installments commencing on the first anniversary of the grant date, except that the award to Mr. Paci was made under our 2007 Omnibus Plan. All option grants have a term of 7 years.

(3)	Mr. Paci was not eligible to participate in the 2007 annual incentive plan.

Outstanding Equity Awards as of September 27, 2007

The following table sets forth information with respect to the unexercised options of our named executive officers at the end of fiscal 2007.

Number of Securities Underlying Unexercised Options (1)

Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

Peter J. Sodini	20,000		$ 14.80	10/22/10
	48,333	24,167 (2)	$ 26.77	11/19/11
	16,667	33,333(3)	$ 35.76	10/26/12
		50,000(4)	$ 50.99	11/09/13

Frank G. Paci		30,000(5)	$ 46.62	07/02/14

Steven J. Ferreira		17,666(6)	$ 26.77	11/19/11
		20,000(7)	$ 35.76	10/26/12
		25,000(8)	$ 50.99	11/09/13

David M. Zaborski		12,667(9)	$ 26.77	11/19/11
		16,667(10)	$ 35.76	10/26/12
		25,000(11)	$ 50.99	11/09/13

Melissa H. Anderson		20,000(12)	$ 52.04	11/06/13

Daniel J. Kelly		12,666(13)	$ 26.77	11/19/11
		13,333(14)	$ 35.76	10/26/12
		20,000(15)	$ 50.99	11/09/13

(1)

The options listed were granted under our 1999 Stock Option Plan, except that the award to Mr. Paci was made under our 2007 Omnibus Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or termination due to a long-term disability. Options may be exercised to purchase vested shares only. Upon termination of employment, the options are forfeited with respect to any shares not then vested, except in cases of termination as the result of death or long-term disability and with respect to a change in control, in which case the vesting of the options is automatically accelerated in full.

(2)	Vests as to 24,167 shares on November 19, 2007.

(3)	Vests as to 16,666 shares on October 26, 2007 and 16,667 shares on October 26, 2008.

(4)	Vests as to 16,666 shares on November 9, 2007, 16,667 shares on November 9, 2008, and 16,667 shares on November 9, 2009.

(5)	Vests as to 10,000 shares on July 2, 2008, 10,000 shares on July 2, 2009, and 10,000 shares on July 2, 2010.

(6)	Vests as to 17,666 shares on November 19, 2007.

(7)	Vests as to 10,000 shares on October 26, 2007 and 10,000 shares on October 26, 2008.

(8)	Vests as to 8,333 shares on November 9, 2007, 8,333 shares on November 9, 2008, and 8,334 shares on November 9, 2009.

(9)	Vests as to 12,667 shares on November 19, 2007.

(10)	Vests as to 8,333 shares on October 26, 2007 and 8,334 shares on October 26, 2008.

(11)	Vests as to 8,333 shares on November 9, 2007, 8,333 shares on November 9, 2008, and 8,334 shares on November 9, 2009.

(12)	Vests as to 12,666 shares on November 19, 2007.

(13)	Vests as to 6,666 shares on November 6, 2007, 6,667 shares on November 6, 2008, and 6,667 shares on November 6, 2009.

(14)	Vests as to 6,666 shares on October 26, 2007 and 6,667 shares on October 26, 2008.

(15)	Vests as to 6,666 shares on November 9, 2007, 6,666 shares on November 9, 2008, and 6,667 shares on November 9, 2009.

Option Exercises in Fiscal 2007

          The following table sets forth information with respect to stock options exercised by our named executive officers during fiscal 2007.

	Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Peter J. Sodini (2)	15,000	$ 515,475
Frank G. Paci	—	$ —
Steven J. Ferreira (3)	39,001	$ 874,243
David M. Zaborski (4)	26,999	$ 570,411
Melissa H. Anderson	—	$ —
Daniel J. Kelly (5)	25,334	$ 583,270

(1)

The value realized on exercise is determined by multiplying (i) the number of shares of common stock received on exercise by (ii) the difference between the average market price of our common stock on the date of exercise and the exercise price.

(2)

On February 15, 2007, Mr. Sodini exercised stock options for 15,000 shares of common stock with an exercise price of $14.80. The average market price of our common stock on the date of exercise was $49.34.

(3)

On January 30, 2007, Mr. Ferreira exercised stock options for 11,334 shares of common stock with an exercise price of $14.80, stock options for 17,667 shares of common stock with an exercise price of $26.77 and stock options for 10,000 shares of common stock with an exercise price of $35.76. The average market price of our common stock on the date of exercise was $48.01.

(4)

On January 30, 2007, Mr. Zaborski exercised stock options for 6,000 shares of common stock with an exercise price of $14.80, stock options for 12,666 shares of common stock with an exercise price of $26.77 and stock options for 8,333 shares of common stock with an exercise price of $35.76. The average market price of our common stock on the date of exercise was $48.01.

(5)

On February 1, 2007, Mr. Kelly exercised stock options for 6,000 shares of common stock with an exercise price of $14.80, stock options for 12,667 shares of common stock with an exercise price of $26.77 and stock options for 6,667 shares of common stock with an exercise price of $35.76. The average market price of our common stock on the date of exercise was $49.32.

Potential Payments Upon Termination or Change in Control

          We have entered into employment agreements with our chief executive officer and our other named executive officers that provide them with specified benefits if their employment is terminated under circumstances described below. In addition, our named executive officers participate in our annual incentive plan, our equity compensation plans and other various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below.

Employment Arrangements

          We entered into an employment agreement with Peter J. Sodini, our CEO, on October 1, 1997. The agreement was subsequently amended to provide that Mr. Sodini’s term of employment will expire on September 30, 2009. We also have entered into amended and restated employment agreements with Frank G. Paci, Steven J. Ferreira, David M. Zaborski and Melissa H. Anderson. The initial terms of those employment agreements are as follows: for Mr. Paci, a two-year period commencing on July 2, 2007; for Messrs. Ferreira and Zaborski, a one-year period commencing on November 21, 2007; and for Ms. Anderson, a two-year period commencing on November 6, 2006. After the initial terms, the agreements with these named executive officers renew for successive one-year terms unless either party gives the other notice of non-renewal or the agreements are otherwise terminated.

          We had an amended and restated employment agreement with Daniel J. Kelly, our former Vice President, Finance and Chief Financial Officer, that expired in accordance with its terms on November 30, 2007. In April 2007, Mr. Kelly notified us of his desire to resign from his positions with the company and his willingness to assist us with the transition necessitated by his resignation. In accordance with the amended and restated agreement, once we hired Mr. Paci as our Senior Vice President, Finance, and Chief Financial Officer, Mr. Kelly assumed the title of “Consultant” to the company. The term of Mr. Kelly’s employment under the amended and restated employment agreement was for the period of time from April 12, 2007 to November 30, 2007. During the term of the agreement, Mr. Kelly continued to receive his annual salary of $290,000 until October 1, 2007, at which time, pursuant to an amendment dated October 8, 2007 to the agreement, his salary was reduced to $5,000 per month. Also, during the term of the agreement, he was entitled to participate in our annual incentive plan. Pursuant to our agreement with Mr. Kelly, we paid Mr. Kelly a $50,000 stay bonus in October 2007 and, upon the expiration of his agreement on November 30, 2007, severance of $120,000. Mr. Kelly is subject to a covenant prohibiting him for 12 months from soliciting our employees for employment.

          Our obligations to our named executive officers, other than Mr. Kelly, under these employment agreements upon termination or “change in control” are described below. The following discussion does not apply to Mr. Kelly because his employment terminated pursuant to the terms of his employment agreement as described above.

                    Payments Made Upon Termination of Employment Due to Death or Disability

          If the employment of a named executive officer, other than our CEO, is terminated because of death or disability, we will pay to his or her estate, in the case of death, or to the individual, in the case of disability, six months’ salary based upon his or her then current monthly salary rate less amounts paid under any disability plan.

          If our CEO’s employment is terminated because of death or disability, we will pay to his estate, in the case of his death, or to him, in the case of his disability, one year’s pay based upon his then current monthly salary rate less amounts paid under any disability plan, plus a lump payment of funds sufficient to transport all of his household effects and two automobiles to anywhere in the continental United States (the “Moving Expenses”). If this termination occurs after a change in control, severance benefits will be reduced as necessary to avoid the imposition of excise taxes and the resulting loss of deductibility by the company of such payments.

                     Payments Made Upon Termination of Employment for Cause or Due to Voluntary Resignation or Retirement

          If any of our named executive officers resign or retire voluntarily, or we terminate any of our named executive officers prior to a change in control with “cause,” the individual will be entitled to his or her then effective compensation and benefits through the last day of actual employment.

                    Payments Made Upon Termination of Employment Without Cause or by Notice of Nonrenewal and Not in Connection With a Change in Control

          If the employment of a named executive officer, other than our CEO, is terminated by either notice of non-renewal or without cause prior to a change in control, the named executive officer will receive an amount equal to his or her current monthly salary for 12 months based upon his or her then current monthly salary rate payable in substantially equal installments and subject to offset if he or she receives compensation from subsequent employment. In addition, unless he or she receives health insurance from a subsequent employer, the named executive officer will receive reimbursement for health insurance premiums in excess of the amount he or she paid for group health coverage prior to termination for the continuation of health insurance for the 12-month period following termination of employment.

          For Mr. Paci and Ms. Anderson, if such a termination were to occur during the first two years of employment under their respective employment agreements, then they would be entitled to severance in an amount equal to the greater of their salary for the then remaining term of the agreement or for 12 months. Mr. Paci’s employment agreement also guarantees him for fiscal 2008 the greater of $150,000 or the bonus he would otherwise be entitled to under the terms of our annual incentive plan, and for fiscal 2009, the greater of $100,000 or the bonus he would otherwise be entitled to under the terms of our annual incentive plan (the “Guaranteed Minimum Bonus”).

          If our CEO’s employment is terminated prior to a change in control without just cause, he will be entitled to amounts due him on the effective termination date, severance pay equal to his then current monthly salary for a period of 18 months, his Moving Expenses and continued medical insurance coverage during the severance payment period (unless he is able to procure medical insurance coverage from a subsequent employer).

                    Payments Made Upon Termination by Notice of Nonrenewal, Without Cause, for Failure to Perform or for Good Reason Following a Change in Control

          If the employment of a named executive officer, other than our CEO, is terminated by notice of nonrenewal, without cause, for failure to perform or for “good reason” following a change in control, the named executive officer will receive an amount equal to his or her then current monthly salary for 24 months plus an amount equal to the value of his or her target bonus for the year in which the termination occurs payable in substantially equal installments and subject to offset if he or she receives compensation from subsequent employment. For purposes of this type of severance payment only, the target bonus for the year will not be prorated for the length of an individual’s employment but will assume a full fiscal year of employment. In addition, the named executive officer will receive certain reimbursements for health insurance premiums for up to 24 months.

          Note that severance benefits payable in the event of a change in control to named executive officers other than the CEO will not be reduced should they become subject to the excise tax that can apply to certain payments made in connection with such an event. However, we do not provide tax gross-up payments to executives should they become liable for such excise taxes.

          If our CEO’s employment is terminated without cause or for good reason following a change in control, then he is entitled to salary continuation and benefits for 24 months and his Moving Expenses. However, payments will be reduced as necessary to avoid being subject to excise tax.

                    Definitions

          For purposes of our employment agreements with each of our named executive officers other than our CEO, the terms below have the following meanings:

                    change in control occurs if:

•

any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than (i) the company, (ii) a trustee or other fiduciary holding securities under one of our employee benefit plans, (iii) a company owned by our stockholders or (iv) the existing holders of our common stock, is or becomes the “beneficial owner” (as defined under the federal securities laws) of securities of the company representing more than 50% of the company’s outstanding voting power;

•	we consummate certain mergers or consolidations;

•	we are liquidated or we sell or dispose of all or substantially all of our assets; or

•	during any 24-month period a majority of our Board is replaced by directors who are not elected or recommended for election by our Board.

good reason includes the occurrence of any of the following events within 18 months after the change in control:

•	an adverse alteration in the named executive officer’s position or responsibility;

•	a material diminution in the named executive officer’s annual base salary and target bonus;

•	requiring the named executive officer to be based more than 50 miles from his or her location immediately prior to the change in control;

•	the material failure to pay the named executive officer any compensation due under the agreement;

•	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or

•	any other action or inaction that constitutes a material breach by us of the agreement.

cause includes the named executive officer’s:

•	willful and continued failure to perform his or her duties;

•	insubordination;

•	conduct demonstrably and materially injurious to us; or

•	conviction of or entry of plea of guilty or nolo contendere to any crime involving moral turpitude or any felony.

For purposes of our CEO’s employment agreement, the terms below have the following meanings:

                    change in control occurs if we experience a change in control event that we would be required to disclose on our proxy statement, regardless of whether we are subject to such disclosure requirements. A change in control would be deemed to occur, without limitation, if:

•

any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than the company, a trustee or other fiduciary holding securities under one of our employee benefit plans or a company owned by our stockholders becomes the “beneficial owner” (as defined under the federal securities laws) of securities representing more than 50% of our combined voting power;

•	any person, other than our existing stockholders, becomes the beneficial owner of more than 50% of our outstanding voting securities;

•	we consummate certain mergers or consolidations; or

•	we are liquidated or we sell or dispose of all or substantially all of our assets.

good reason includes the occurrence of any of the following events at any time following a change in control (except as otherwise noted):

•	a reduction in our CEO’s annual base salary;

•	an adverse alteration in the nature of his position or responsibilities;

•	moving our CEO’s employment base more than 25 miles from its current location;

•	failure to pay any compensation due under his agreement;

•

failure to continue any material compensation or benefit plan in which the CEO participates at the time of the change in control (including fringe benefits and vacation programs), unless replaced with a plan of equal or greater value;

•	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or

•

a good faith determination by our CEO within 12 months after a change in control that as a result of the change in control he is not able to discharge his duties effectively, or his good faith determination that he is not able to fulfill his duties in an ethical manner.

cause includes our CEO’s:

•	willful and continued failure to perform;

•	engaging in conduct that injures us; and

•	pleading guilty to or being convicted of a felony or any crime of moral turpitude.

2007 Annual Incentive Plan

          If the employment of one of our named executive officers is terminated prior to the date on which annual awards are paid under our annual incentive plan, then the individual will not receive an annual award. However, if the termination of employment is as a result of disability or death, the individual, or his or her estate or personal representative in the event of death, will have the right to receive an award on the same basis as other participants, prorated for the length of time during the fiscal year the individual worked.

          However, as described above, under employment arrangements with all of our named executive officers, except our CEO, payment of annual target bonus awards for the full fiscal year are guaranteed if termination of employment occurs without cause or for good reason following a change in control and such awards would not be prorated for the length of employment.

1999 Stock Option Plan and 2007 Omnibus Plan

          Upon termination of employment of any named executive officer, all options granted to such person under our 1999 Stock Option Plan and our 2007 Omnibus Plan are forfeited with respect to any shares not then vested, except that vesting is accelerated in full for terminations due to death, disability or (with respect to nonqualified stock option and restricted stock awards under the 2007 Omnibus Plan) retirement at the age of 55, after 10 years of service. In addition, upon the occurrence of a change in control, all outstanding unvested options will automatically vest in full whether or not the executive’s employment is subsequently terminated.

Other Benefits

          Other benefits that we provide each of our named executive officers upon termination of employment include a payment for any vacation days the named executive officer has not used during the fiscal year. Under each of their employment agreements, the named executive officers are (or, in the case of Mr. Kelly, was) entitled to the greater of the annual vacation grant under our vacation policy applicable to all employees (up to 20 days) or the following minimum number of vacation days each calendar year: Mr. Paci (20), Mr. Ferreira (20), Mr. Zaborski (20), Ms. Anderson (21) and Mr. Kelly (15). Mr. Sodini is entitled to the annual vacation grant under our vacation policy applicable to all employees. Subject to applicable state law, unused vacation days may not be carried over from year to year.

Estimated Amounts Payable upon Termination or Change in Control

          The following table summarizes the estimated amounts payable to each named executive officer (other than Mr. Kelly, whose actual payments paid on his termination are discussed above) in the event of a termination of employment or change in control, or both. These estimates are based on the assumption that the various triggering events occurred on September 27, 2007, the last day of fiscal 2007. All amounts are based on compensation and benefit amounts in effect on that date, but do reflect updated severance provisions based on post-fiscal-year-end revisions to the employment agreements with certain named executive officers, to provide more current information as to our potential obligations.

          We have noted below other material assumptions used in calculating the estimated payments under each triggering event. The actual amounts that would be paid to a named executive officer upon termination of employment can only be determined at the time an actual triggering event occurs.

Potential Payments Upon Termination or Change in Control

Name	Triggering Event (1)	Severance	Bonus (2)	Equity (3)	Health & Welfare (4)	Other (5)	Total

Peter J. Sodini	Death/Disability	$760,000	$—	$4,592	$—	$293,462	$1,058,054
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary/Retirement	$—	$—	$—	$—	$293,462	$293,462
	Without Cause	$1,140,000	$—	$—	$40,830	$293,462	$1,474,292
	Change in Control	$1,520,000	$—	$4,592	$54,440	$293,462	$1,872,494

Frank G. Paci	Death/Disability	$210,000	$—	$—	$—	$32,308	$242,308
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary/Retirement	$—	$—	$—	$—	$32,308	$32,308
	Without Cause	$735,000	$—	$—	$16,070	$32,308	$783,378
	Change in Control	$840,000	$210,000	$—	$32,140	$32,308	$1,114,448

Steven J. Ferreira	Death/Disability	$165,000	$—	$3,357	$—	$25,385	$193,742
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary/Retirement	$—	$—	$—	$—	$25,385	$25,385
	Without Cause	$330,000	$—	$—	$16,070	$25,385	$371,455
	Change in Control	$660,000	$165,000	$3,357	$32,140	$25,385	$885,882

David M. Zaborski	Death/Disability	$167,500	$—	$2,407	$—	$25,769	$195,676
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary/Retirement	$—	$—	$—	$—	$25,769	$25,769
	Without Cause	$335,000	$—	$—	$16,070	$25,769	$376,839
	Change in Control	$670,000	$167,500	$2,407	$32,140	$25,769	$897,816

Melissa H. Anderson	Death/Disability	$125,000	$—	$—	$—	$20,192	$145,192
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary/Retirement	$—	$—	$—	$—	$20,192	$20,192
	Without Cause	$270,833	$50,000	$—	$4,945	$20,192	$345,970
	Change in Control	$500,000	$125,000	$—	$9,890	$20,192	$655,082

(1)

The triggering event is termination from employment as described in the preceding section except that, in the case of a change in control, the triggering event is termination without cause or for good reason (as defined) following a change in control (double trigger) for all elements except equity (as accelerated vesting occurs upon a change in control regardless of whether employment is terminated).

(2)

Values shown represent estimated payments made under our annual incentive plan assuming that the target threshold had been met for all three performance measures. For fiscal 2007, none of the threshold levels for performance measures were met and no actual payments were made to any named executive officers pursuant to our annual incentive plan. In the event of termination due to death or disability, the named executive officer may receive a prorated incentive at the discretion of the CO Committee. In the event of termination following a change in control, the named executive officer may receive an amount equal to the named executive officer’s target bonus for the year in which termination occurs. For Mr. Paci, amounts include Guaranteed Minimum Bonus amounts of $150,000 for fiscal 2008 and $100,000 for fiscal 2009.

(3)

Values shown represent the estimated cash payment each named executive officer would have received for his or her unvested options, calculated based on the following assumptions: (1) a triggering event occurred as of September 27, 2007, accelerating the vesting of each named executive officer’s unvested options; (2) each named executive officer fully exercised all such options for shares of our common stock; and (3) each named executive officer sold or otherwise surrendered the resulting shares underlying such options for consideration in an amount equal to $26.96 per share, which was the closing price of our stock on NASDAQ on September 27, 2007.

(4)

Values are based on expenses related to the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). For Mr. Sodini, the premium cost of company-provided life insurance is included. The expenses are based on the coverage and premium rates in force on September 27, 2007.

(5)

Other includes vacation payable at termination for each named executive officer and assumes that each named executive officer had not used any vacation days as of September 27, 2007. For our CEO, Other also includes Moving Expenses in an amount equal to $235,000, which are based upon an estimate provided by an independent third party moving company.

Director Compensation

Summary of Director Compensation Program

          Directors who are also employed by us are not separately compensated for their service on our Board. Independent directors are compensated for service as members of our Board through a combination of a quarterly retainer, cash meeting fees and options to purchase our common stock. Currently, all of our directors other than Mr. Sodini are independent directors and receive such payments and option grants.

          Quarterly Retainer and Cash Meeting Fees. Independent directors receive a $5,000 quarterly retainer. They also receive $2,500 for each Board meeting they attend in person or by approved video conference ($1,250 if attendance is by teleconference), $1,000 for each committee meeting they attend in person or by approved video conference ($500 if attendance is by teleconference) and $1,000 for each committee meeting at which they act as chairperson ($500 if attendance is by teleconference). Members of our executive committee receive a $1,250 quarterly retainer in lieu of committee meeting fees for service on the executive committee.

          Option Grants. Each independent director is also eligible to receive 10,000 options to purchase our common stock on initial election to our Board and 5,000 options to purchase our common stock each year upon re-election to our Board. In addition to the compensation arrangements applicable to all independent directors, our “lead director” is entitled to receive, on an annual basis upon re-election to our Board, an additional 5,000 options to purchase our common stock. Thomas M. Murnane currently serves as our lead director. All of such options have a term of seven years, vest in three annual installments commencing on the first anniversary of the grant date (conditioned upon continued service as a participating member of the Board) and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

          Other. Each of our directors is also covered by director and officer liability insurance; has entered into an indemnification agreement with us that entitles him or her to, among other things, indemnification to the fullest extent permitted by law for amounts incurred in any action or proceeding on account of services provided as a director (subject to certain exceptions); and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with attendance at Board or committee meetings.

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation of each of our independent directors who served during fiscal 2007.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)

Robert F. Bernstock (2)	$ 80,250	$ 73,117	$153,367

Paul L. Brunswick (3)	$ 58,500	$ 61,046	$119,546

Wilfred A. Finnegan (4)	$ 70,000	$ 57,172	$127,172

Edwin J. Holman (5)	$ 54,750	$ 73,117	$127,867

Terry L. McElroy (6)	$ 53,000	$ 61,346	$114,346

Mark D. Miles (7)	$ 50,250	$ 61,442	$111,692

Bryan E. Monkhouse (8)	$ 59,000	$ 86,187	$145,187

Thomas M. Murnane (9)	$ 91,000	$ 97,573	$188,573

Maria C. Richter (10)	$ 70,250	$ 57,172	$127,422

(1)

Amounts listed do not reflect compensation actually received by the director. Instead, the amounts represent the amount of compensation expense we recognized in fiscal 2007 in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. Fiscal 2007 compensation expense includes expense amounts related to the annual grant of 5,000 nonqualified stock options on May 9, 2007 to each director, other than Thomas M. Murnane, who received 10,000 nonqualified stock options on that date as lead director, as well as expense amounts related to grants made prior to fiscal 2007. These award values have been determined based on certain assumptions, which are described in Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007 and, with respect to options granted during fiscal 2004, Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2006. The option grants made on May 9, 2007 were made under our 2007 Omnibus Plan and have an exercise price of $45.05, the closing price of our common stock as reported by NASDAQ on that date. The full grant date fair value of each stock option award made on May 9, 2007 was $67,660 ($135,319 for Mr. Murnane’s award), computed in accordance with FAS 123R.

(2)	As of September 27, 2007, Mr. Bernstock had 20,000 options outstanding, of which 5,000 were exercisable.

(3)	As of September 27, 2007, Mr. Brunswick had 23,334 options outstanding, of which 13,334 were exercisable.

(4)	As of September 27, 2007, Mr. Finnegan had 15,000 options outstanding, of which 3,333 were exercisable.

(5)	As of September 27, 2007, Mr. Holman had 20,000 options outstanding, of which 5,000 were exercisable.

(6)	As of September 27, 2007, Mr. McElroy had 15,000 options outstanding, of which 3,333 were exercisable.

(7)	As of September 27, 2007, Mr. Miles had 15,000 options outstanding, of which 3,333 were exercisable.

(8)	As of September 27, 2007, Mr. Monkhouse had 21,667 options outstanding, of which 8,334 were exercisable.

(9)	As of September 27, 2007, Mr. Murnane had 35,000 options outstanding, of which 16,666 were exercisable.

(10)	As of September 27, 2007, Ms. Richter had 15,000 options outstanding, of which 3,333 were exercisable.

Equity Compensation Plan Information

          We maintain our 1999 Stock Option Plan and our 2007 Omnibus Plan pursuant to which we may grant equity awards to eligible persons. The following table sets forth aggregate information regarding such plans as of September 27, 2007:

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column(a)) (1)

Equity compensation plans approved by security holders	875,718	$40.20	2,366,333
Equity compensation plans not approved by security holders	NA	NA	NA

Total	875,718	$40.20	2,366,333

(1) No future awards may be granted under our 1999 Stock Option Plan. Our 2007 Omnibus Plan permits the award of cash incentives and equity incentive grants covering 2.4 million shares of our common stock, plus shares subject to outstanding options under our 1999 Stock Option Plan that are forfeited or that otherwise cease to be outstanding after March 29, 2007 other than by reason of their having been exercised for, or settled in, vested and nonforfeitable shares.

Compensation Committee Interlocks and Insider Participation

          Edwin J. Holman (Chairperson), Robert F. Bernstock, Terry L. McElroy and Mark D. Miles served on our CO Committee during fiscal 2007. None of these individuals has ever served as an officer or employee of us or any of our subsidiaries, nor were they involved in any related person transaction during fiscal 2007. No interlocking relationships exist between our Board or CO Committee and the board of directors or compensation committee of any other company.

AUDIT COMMITTEE REPORT

          The Audit Committee is composed of Paul L. Brunswick (Chairperson), Wilfred A. Finnegan, Bryan E. Monkhouse and Thomas M. Murnane and operates under an amended and restated charter (a copy of which is posted on our website at www.thepantry.com). The general role of the Audit Committee is to assist our Board in overseeing our accounting and financial reporting processes and the audit of our financial statements.

          In the performance of its oversight function, the Audit Committee has met and held discussions with management, who represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent public accountants. The Audit Committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. Our independent public accountants also provided to the Audit Committee the written disclosures and the letter required by the current version of Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed their independence with the independent public accountants. In connection with such review and discussions, the Audit Committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2007 by Deloitte & Touche LLP to us is compatible with maintaining the independent public accountants’ independence.

          The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management is responsible for our internal control over financial reporting and the financial reporting process. Our independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including our system of internal control over financial reporting and the preparation of our consolidated financial statements, and members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent public accountants. The Audit Committee also hires and sets the compensation for our independent public accountants.

          The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent public accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

          Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the amended and restated Audit Committee charter, the Audit Committee recommended to our Board that our audited consolidated financial statements for the fiscal year ended September 27, 2007, be included in our Annual Report on Form 10-K filed with the SEC. The Audit Committee also retained Deloitte & Touche LLP as our independent public accountants for the 2008 fiscal year.

Submitted by our Audit Committee
Paul L. Brunswick (Chairperson)
Wilfred A. Finnegan
Bryan E. Monkhouse
Thomas M. Murnane

TRANSACTIONS WITH AFFILIATES

Relationships with our Directors/Determination of Independence

          Our Board, in its business judgment, has made an affirmative determination that each of Robert F. Bernstock, Paul L. Brunswick, Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Mark D. Miles, Bryan E. Monkhouse, Thomas M. Murnane and Maria C. Richter (all of our non-employee directors) meet the definition of “independent director” as that term is defined by applicable NASDAQ Marketplace Rules. In determining director independence, our Board broadly considers all relevant facts and circumstances, including NASDAQ Marketplace Rules. Our Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free from any relationship with us or our management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Related Person Transaction Approval Policy

          Pursuant to its charter, the Audit Committee must review and approve all related person transactions, which are defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

PROPOSAL 2: RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Audit Committee is solely responsible for selecting our independent public accountants. The Audit Committee has selected Deloitte & Touche LLP as our independent public accountants for fiscal 2008. Although stockholder approval is not required to appoint Deloitte & Touche LLP as our independent public accountants, we believe that submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “For” this proposal.

          During fiscal 2007, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

          The audit report of Deloitte & Touche LLP on our consolidated financial statements for fiscal 2007 and fiscal 2006 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

          A representative of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents aggregate fees billed (or expected to be billed) for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the audits of our annual consolidated financial statements for fiscal 2007 and fiscal 2006, and aggregate fees billed for other services rendered by the Deloitte Entities during the same periods.

	Fiscal 2007	Fiscal 2006

Audit Fees (a)	$1,781,662	$1,983,380
Audit-Related Fees (b)	$40,942	$38,666
Tax Fees (c)	$108,762	$323,061
All Other Fees (d)	$93,293	$64,728

Total	$2,024,659	$2,409,385

(a)	Audit Fees for fiscal 2007 and 2006 consisted of fees for:

	•	Audit of our annual financial statements

	•	Reviews of our quarterly financial statements

	•	Comfort letters, consents and other services related to SEC matters

	•	Attestation on management’s assessment of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002

(b)	Audit-Related Fees for fiscal 2007 and 2006 consisted of fees for:

	•	Financial accounting and reporting consultations

	•	Employee benefit plan audits

	•	Agreed-upon procedures engagements

(c)	Tax Fees for fiscal 2007 and 2006 consisted of fees for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $103,581 and $278,370 in fiscal 2007 and fiscal 2006, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of:

• Federal, state and local income tax return assistance

• Assistance with income tax provisions (fiscal 2007 only)

• Property and other tax return assistance (fiscal 2006 only)

• Assistance with tax audits and appeals (fiscal 2006 only)

•

Fees for tax planning and advice services totaled $5,181 and $44,691 in fiscal 2007 and fiscal 2006, respectively. Tax planning and advice services are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted primarily of reviews of depreciable asset tax lives.

(d)	All Other Fees for fiscal 2007 and fiscal 2006 include fees for all other permitted services, which consisted of:

	•	Human capital advisory services

	•	Risk consulting services

          In considering the nature of services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provisions of independent audit services. The Audit Committee discussed these services with the Deloitte Entities and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

          Policy for Approval of Audit and Non-audit Services. The Audit Committee has adopted, and the Board has ratified, a Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor (the “Approval Policy”), which describes the procedures and the conditions pursuant to which the Audit Committee may grant general pre-approval for services proposed to be performed by our independent public accountants.

          All services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated member(s) of the Audit Committee, who satisfies the definition of “independent director” under applicable NASDAQ Marketplace Rules (the “Designated Member”), the authority to grant pre-approvals of “permitted services” (which are defined as those that are not specifically prohibited by the Approval Policy), or classes of permitted services, to be provided by the independent public accountants. The Approval Policy describes the types of classes of permitted services (e.g., annual audit services or tax consulting services) that may be pre-approved by the Audit Committee or a Designated Member. The pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The decisions of the Designated Member to pre-approve a permitted service are required to be reported to the Audit Committee at its regularly scheduled meetings. All audit and non-audit services provided by our independent public accountants during fiscal 2007 and fiscal 2006 were pre-approved by or on behalf of our Audit Committee.

          In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee (or the Designated Member) will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountants. The Audit Committee (or the Designated Member) will also consider whether the independent public accountants are best positioned to provide the most effective and efficient service to us and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

Our Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP for fiscal 2008.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires our executive officers, directors and 10% beneficial owners to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the report forms that were filed, we believe that during fiscal 2007 all filing requirements applicable to our officers, directors and 10% beneficial owners were complied with, except that Mr. Sodini failed to timely file a Form 4 covering one transaction, Mr. Bernstock failed to timely file a Form 4 covering one transaction, Mr. Finnegan failed to timely file a Form 4 covering two transactions, Mr. Holman failed to timely file a Form 4 covering two transactions, Mr. McElroy failed to timely file a Form 4 covering one transaction and Mr. Berry Epley (our Corporate Controller) failed to timely file a Form 3 and a Form 4 covering fourteen transactions (some of which occurred prior to and following fiscal 2007).

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

          Any proposals which stockholders intend to present for a vote of stockholders at the 2009 annual meeting of stockholders and which such stockholders desire to have included in our Proxy Statement and form of proxy relating to that meeting must be sent to our principal executive offices, marked to the attention of our Secretary, and received by us at such offices on or before September 27, 2008, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Our determination of whether we will oppose inclusion of any proposal in our Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the SEC. Proposals received after September 27, 2008, will not be considered for inclusion in our proxy materials for our 2009 annual meeting of stockholders.

          In addition, if a stockholder intends to present a matter for a vote at the 2009 annual meeting of stockholders, the stockholder must give advance notice to us determined in accordance with our Bylaws. To be timely, a stockholder’s notice must be received by our Secretary at our principal executive offices between November 27, 2008 and December 26, 2008, which is not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of this year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us) (the “Bylaw Proposal Window”). Each such stockholder’s notice must set forth certain additional information as specified in our Bylaws, including without limitation:

•

as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and

•

the name and record address of the stockholder, the class and number of shares of our capital stock that are beneficially owned by the stockholder and any material interest of the stockholder in such business.

          Finally, in accordance with SEC rules, if a stockholder gives notice of a proposal after January 1, 2009, which is 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement (the “Discretionary Vote Deadline”), our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2009 annual meeting of stockholders.

          It is possible that the Bylaw Proposal Window may occur after the Discretionary Vote Deadline (e.g. if the date of next year’s annual meeting is more than 70 days after the first anniversary of this year’s annual meeting). In such a case, a proposal received after the Discretionary Vote Deadline, but within the Bylaw Proposal Window, would be eligible to be presented at the 2009 annual meeting of stockholders, and we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the annual meeting without including any disclosure of the proposal in the Proxy Statement relating to the annual meeting.

          We have not been notified by any stockholder of his or her intent to present a proposal from the floor at this year’s annual meeting of stockholders. The proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting of stockholders, including any stockholder proposals properly presented to us within the Bylaw Proposal Window for this year’s annual meeting of stockholders.

MISCELLANEOUS

Stockholders Sharing the Same Last Name and Address

          Only one Annual Report and Proxy Statement may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to our Secretary, by mail addressed to The Pantry, Inc., P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27330 or by telephone at (919) 774-6700. Stockholders sharing an address and currently receiving a single copy may contact our Secretary as described above to request that separate copies of our Annual Report and Proxy Statement be delivered in future years. Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting our Secretary as described above.

Availability of Annual Report on Form 10-K

          A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 27, 2007, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC WILL BE FURNISHED ON WRITTEN REQUEST, WITHOUT CHARGE, TO ANY STOCKHOLDER. SUCH REQUESTS SHOULD BE ADDRESSED TO BERRY EPLEY, CORPORATE CONTROLLER, THE PANTRY, INC., P.O. BOX 1410, 1801 DOUGLAS DRIVE, SANFORD, NORTH CAROLINA 27330 ((919) 774-6700).

Costs of Soliciting Proxies

          We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have also retained Broadridge Financial Solutions, Inc. (“Broadridge”) to aid in the search for stockholders and the delivery of proxy materials, maintain the Internet website where we will make our proxy materials available in accordance with new SEC e-proxy rules, establish and operate an online and telephonic voting platform and process and tabulate all votes. We estimate that the aggregate fees, excluding costs for postage and envelopes, to be paid to Broadridge will be approximately $23,500. In addition, as part of the services provided to us as our transfer agent, American Stock Transfer & Trust Company will assist us in identifying recordholders.

Directions to Our Annual Meeting at the Embassy Suites Hotel, Cary, NC

          From Raleigh Durham International Airport: Take I-40 East to Exit 287 (Harrison Ave.). Turn south at the end of the exit ramp on Harrison Ave., go through the first light, turn right on Harrison Oaks Blvd. and the hotel is located 1/2 mile on the right. From I-40 East or West: Same as above. From 15-501 North or South from Chapel Hill or Durham: Take I-40 East for 18 miles to Exit 287 (Harrison Ave.). Turn south at the end of the exit ramp on Harrison Ave., go through the first light, turn right on Harrison Oaks Blvd. and the hotel is located 1/2 mile on the right.

If you need additional directions, please call 1 (800) 476-7574, and we will be glad to direct you to the annual meeting location.

By Order of the Board of Directors
/s/ Frank G. Paci
Frank G. Paci
Sr. Vice President, Finance, Chief Financial Officer and Secretary

Sanford, North Carolina

APPENDIX A

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on March 27, 2008: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.InvestorEconnect.com.

          P  R  O  X  Y

THE PANTRY, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders.

The undersigned hereby appoints Peter J. Sodini and Frank G. Paci as proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of stock in The Pantry, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, March 27, 2008 at 10:00 a.m. Eastern Time, at the Embassy Suites Hotel and Conference Center, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, and any adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse side. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse side, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the Company and its subsidiaries for the fiscal year ending September 25, 2008, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the Annual Meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

By signing the proxy, a stockholder will also be authorizing the proxyholder to vote in his discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. The Company has no current plans to adjourn the Annual Meeting, but would attempt to do so if the Company believes that adjournment would promote stockholder interests.

THE BOARD FAVORS A VOTE “FOR” THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse)

THE PANTRY, INC. 1801 DOUGLAS DR. P.O. BOX 1410 SANFORD, NC 27330	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 26, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Pantry, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 26, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Pantry, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
TPNTR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PANTRY, INC. The Board recommends a vote “FOR” each of the proposals listed below.

1.

ELECTION OF DIRECTORS
Nominees:
 01) Peter J. Sodini            06) Terry L. McElroy
 02) Robert F. Bernstock    07) Mark D. Miles
 03) Paul L. Brunswick        08) Bryan E. Monkhouse
 04) Wilfred A. Finnegan     09) Thomas M. Murnane
 05) Edwin J. Holman         10)  Maria C. Richter

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			☐	☐	☐

						For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 25, 2008.					☐	☐	☐

Please date and sign this Proxy and return promptly.

Note:

Please sign your name exactly as it appears on this card. When signing for a corporation, partnership, limited liability company or other legal entity, or as agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing. In the case of joint tenants, each joint owner must sign.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date